Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

February 4, 2019

by and among

SUNCOKE ENERGY, INC.,

SC ENERGY ACQUISITION LLC,

SUNCOKE ENERGY PARTNERS, L.P.,

and

SUNCOKE ENERGY PARTNERS GP LLC

i

TABLE OF CONTENTS

(Continued)

ii

TABLE OF CONTENTS

(Continued)

Attachments

Schedule A-1 - Designated Personnel for the Parent Parties

Schedule A-2 - Designated Personnel for the SXCP Parties

Schedule B - Parent Subsidiaries

Schedule C - Pension Plans/Multiemployer Plans

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of February 4, 2019 (the “Execution Date”), is entered into by and among SunCoke Energy, Inc., a Delaware corporation (“Parent”), SC Energy Acquisition LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), SunCoke Energy Partners, L.P., a Delaware limited partnership (“SXCP”), and SunCoke Energy Partners GP LLC, a Delaware limited liability company and the general partner of SXCP (“SXCP General Partner”).

WITNESSETH:

WHEREAS, Parent and SXCP desire to combine their businesses on the terms and conditions set forth in this Agreement;

WHEREAS, SXCP has required, as a condition to its willingness to enter into this Agreement, that Sun Coal & Coke LLC, a Delaware limited liability company and the sole member of SXCP General Partner (“SC&C”), simultaneously herewith enter into a Support Agreement, dated as of the Execution Date (the “Support Agreement”), pursuant to which, among other things, SC&C agrees to support the Merger (as defined below) and the other transactions contemplated hereby, on the terms and subject to the conditions provided for in the Support Agreement;

WHEREAS, the SXCP Conflicts Committee (as defined below) has (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of SXCP, including the Holders (as defined below) of SXCP Public Units (as defined below), (b) approved this Agreement and the transactions contemplated hereby, including the Merger (the foregoing constituting SXCP Special Approval (as defined below)), and (c) recommended that the SXCP Board (as defined below) approve this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, upon the receipt of the recommendation of the SXCP Conflicts Committee, at a meeting duly called and held, the SXCP Board (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of SXCP, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, and (c) directed that this Agreement be submitted to a vote of the Holders of SXCP Common Units and authorized the Holders of SXCP Common Units to act by written consent pursuant to Section 13.11 of the SXCP Partnership Agreement (as defined below); and

WHEREAS, the Board of Directors of Parent has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interest of Parent and the holders of shares of the common stock of Parent, par value $0.01 per share (the “Parent Common Stock”), (b) approved and declared advisable this Agreement and the issuance of shares of Parent Common Stock, in connection with the Merger (the “Parent Stock Issuance”), and (c) resolved to submit the Parent Stock Issuance to a vote of the Holders of the Parent Common Stock and recommend approval of the Parent Stock Issuance.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1    Definitions. In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:

“Affiliate” has the meaning set forth in Rule 405 of the rules and regulations under the Securities Act, unless otherwise expressly stated herein; provided, however, that prior to the Closing (i) with respect to the Parent Group Entities, the term “Affiliate” shall exclude each of the SXCP Group Entities, and (ii) with respect to the SXCP Group Entities, the term “Affiliate” shall exclude each of the Parent Group Entities.

“Agreement” has the meaning set forth in the Preamble.

“Book-Entry SXCP Common Units” has the meaning set forth in Section 2.1(c)(ii).

“Business Day” means any day on which commercial banks are generally open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the federal Laws of the United States of America.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, as amended.

“Certificate of Merger” has the meaning set forth in Section 2.1(b).

“Closing” has the meaning set forth in Section 2.1(a).

“Closing Date” has the meaning set forth in Section 2.1(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Daily Distribution Rate” means the quotient of the most recent regular quarterly cash distribution paid by SXCP divided by 90.

“D&O Insurance” has the meaning set forth in Section 5.9(b).

“Delaware Courts” has the meaning set forth in Section 8.2.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Effective Time” has the meaning set forth in Section 2.1(b).

“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and any equity-based purchase, option, change-in-control, collective bargaining, incentive, employee loan, deferred compensation, pension, profit-sharing, retirement, bonus, retention bonus, employment, severance and other employee benefit or fringe benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not, maintained by, sponsored by or contributed to by, or obligated to be contributed to by, the entity in question or with respect to which the entity in question has any obligation or liability, whether secondary, contingent or otherwise.

“Environmental Laws” means, without limitation, the following laws, in effect as of the date of this Agreement: (i) the Resource Conservation and Recovery Act; (ii) the Clean Air Act; (iii) CERCLA; (iv) the Federal Water Pollution Control Act; (v) the Safe Drinking Water Act; (vi) the Toxic Substances Control Act; (vii) the Emergency Planning and Community Right-to Know Act; (viii) the National Environmental Policy Act; (ix) the Pollution Prevention Act of 1990; (x) the Oil Pollution Act of 1990; (xi) the Hazardous Materials Transportation Act; (xii) the Occupational Safety and Health Act; and (xiii) all laws, statutes, rules, regulations, orders, judgments or decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Entities with jurisdiction in the premises and any other federal, state or local statutes, laws, ordinances, rules, regulations, orders, codes, decisions, judgments, injunctions or decrees that regulate or otherwise pertain to the protection of human health, safety or the environment, including but not limited to the management, control, discharge, emission, exposure, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Excess Shares” has the meaning set forth in Section 2.1(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Execution Date” has the meaning set forth in the Preamble.

“Fractional Share Proceeds” has the meaning set forth in Section 2.1(e).

“GAAP” has the meaning set forth in Section 1.2.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation or formation, bylaws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, operating agreement, unanimous equity holder agreement or declaration or other similar governing documents of such Person.

“Governmental Entity” means any federal, state, tribal, provincial, municipal, foreign or other government, governmental court (including the Delaware Court of Chancery, other state courts, a federal district court or other federal court, each with applicable jurisdiction), department, commission, board, bureau, regulatory or administrative agency or instrumentality.

“Hazardous Material” means any substance, whether solid, liquid, or gaseous, which is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or words of similar meaning or import found in any applicable Environmental Law.

“Holders” means, when used with reference to shares of the Parent Common Stock or the SXCP Common Units, the holders of such shares or units shown from time to time in the registers maintained by or on behalf of Parent or SXCP, respectively.

“Knowledge” as used in this Agreement with respect to a party hereto, means the actual knowledge of that party’s designated personnel, after reasonable inquiry. The designated personnel for the Parent Parties are set forth on Schedule A-1 hereto. The designated personnel for the SXCP Parties are set forth on Schedule A-2 hereto.

“Laws” means all statutes, regulations, codes, tariffs, ordinances, decisions, administrative interpretations, writs, injunctions, stipulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the NYSE).

“Letter of Transmittal” has the meaning set forth in Section 2.2(b).

“Liens” means any mortgage, restriction (including restrictions on transfer), deed of trust, lien, security interest, preemptive right, option, right of first offer or refusal, lease or sublease, claim, pledge, conditional sales contract, charge, encroachment or encumbrance.

“Merger” means the merger of Merger Sub with and into SXCP, with SXCP as the surviving entity.

“Merger Consideration” has the meaning set forth in Section 2.1(c)(i).

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 4.14(b).

“Notice” has the meaning set forth in Section 8.1.

“NYSE” means the New York Stock Exchange.

“Orders” has the meaning set forth in Section 4.8(a).

“Parent” has the meaning set forth in the Preamble.

“Parent 10-K” has the meaning set forth in Section 4.6(a).

“Parent 10-Q” has the meaning set forth in Section 4.6(a).

“Parent Acquisition Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than the SXCP Group Entities, relating to any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of Parent and the Parent Subsidiaries (including securities of Parent Subsidiaries) equal to twenty-five percent (25%) or more of the assets (based on fair market value) of Parent and the Parent Subsidiaries, taken as whole, or to which twenty-five percent (25%) or more of the revenues or earnings (for the twelve-month period ending on the last day of Parent’s most recently completed fiscal quarter) of Parent and the Parent Subsidiaries, taken as a whole, are attributable, (b) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13(d) under the Exchange Act) of twenty-five percent (25%) or more of any outstanding class of equity securities of Parent, (c) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning twenty-five percent (25%) or more of any outstanding class of equity securities of Parent or (d) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction (whether in a single transaction or a series of related transactions) involving Parent which is structured to permit such Person or group to acquire beneficial ownership of at least twenty-five percent (25%) of Parent’s consolidated assets or any class of outstanding equity interests; in each case, other than the transactions contemplated by this Agreement. Notwithstanding the foregoing, a “Parent Acquisition Proposal” shall not include any inquiry, proposal or offer that would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement. For purposes of this definition, the assets and revenues of Parent and the Parent Subsidiaries shall include the assets, revenues and earnings of the SXCP Group Entities.

“Parent Adverse Recommendation Change” has the meaning set forth in Section 5.3(d).

“Parent Aggregated Group” has the meaning set forth in Section 4.14(b).

“Parent Associated Employees” has the meaning set forth in Section 4.15(a).

“Parent Benefit Plan” means any Employee Benefit Plan maintained by, sponsored by or contributed to by, or obligated to be contributed to by any Parent Group Entity.

“Parent Board” means the Board of Directors of Parent.

“Parent Board Recommendation” has the meaning set forth in Section 5.3(d).

“Parent Common Stock” has the meaning set forth in the Recitals.

“Parent Designated Proposal” means a bona fide written Parent Acquisition Proposal obtained after the date of this Agreement, which is on terms and conditions which the Parent Board has determined in its good faith judgment is reasonably likely to be more favorable to Parent’s stockholders from a financial point of view than the transactions contemplated by this Agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of this Agreement that as of the time of determination had been committed to by SXCP and Parent in writing; provided that, for purposes of this definition of “Parent Designated Proposal,” references in the term “Parent Acquisition Proposal” to “25%” shall be deemed to be references to “50%”.

“Parent Financial Statements” has the meaning set forth in Section 4.6(a).

“Parent Group Entities” means the Parent Parties and the Parent Subsidiaries.

“Parent Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on or a material adverse change in (i) the business, assets, liabilities, properties, condition (financial or otherwise), results of operations or prospects of the Parent Group Entities, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Parent Material Adverse Effect: (a) changes, effects, events or occurrences affecting the coke industry or the bulk terminaling industry generally (including any change in the prices of coal, steel or natural gas, any changes in industry margins or any regulatory changes or changes in applicable Laws), (b) changes, effects, events or occurrences affecting the United States or global economic conditions or financial, credit, debt, securities or other capital markets in general, (c) any outbreak of, acts of or escalation of hostilities, terrorism, war or other similar national emergency, (d) the announcement or pendency of this Agreement or the transactions contemplated hereby, (e) changes in any Laws applicable to Parent or any of the Parent Subsidiaries or in accounting regulations or principles or the interpretation thereof that materially affects this Agreement or the transactions contemplated hereby, (f) the Parent Parties taking any action required or contemplated by this Agreement, (g) changes, effects, events or occurrences at any SXCP Group Entity or (h) any change in the market price or trading volume of the shares of common stock or other equity securities of Parent (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect); provided further that, in the case of clauses (a), (b), (c) and (e) the adverse impact on the Parent Group Entities, taken as a whole, is not materially disproportionate to the adverse impact on similarly situated parties; or (ii) the ability of any of the Parent Parties to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“Parent Material Contract” shall have the meaning ascribed to such term in Section 4.13(a).

“Parent Notice Period” has the meaning set forth in Section 5.3(e)(i).

“Parent Partially Owned Entities” means the Partially Owned Entities of Parent.

“Parent Parties” means Parent and Merger Sub.

“Parent Preferred Stock” has the meaning set forth in Section 4.4(a).

“Parent SEC Reports” has the meaning set forth in Article IV.

“Parent Stockholder Meeting” has the meaning set forth in Section 5.3(d).

“Parent Stock Issuance” has the meaning set forth in the Recitals.

“Parent Stock Issuance Approval” has the meaning set forth in Section 4.2.

“Parent Subsidiaries” means the entities that are partially or wholly owned and controlled, directly or indirectly, by Parent, excluding any SXCP Group Entity.

“Partially Owned Entity” means, with respect to a specified Person, an entity that is directly or indirectly owned in part by such specified Person, but is not directly or indirectly wholly owned by such specified Person.

“Pension Plan” has the meaning set forth in Section 4.14(b).

“Permits” has the meaning set forth in Section 4.12(a).

“Person” means an individual, partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity or Governmental Entity.

“Proceedings” has the meaning set forth in Section 3.2.

“Prospectus/Consent Statement/Proxy Statement” has the meaning set forth in Section 5.3(a).

“Proxy Statement” has the meaning set forth in Section 3.6.

“Registration Statement” has the meaning set forth in Section 3.6.

“Rights” shall mean, with respect to any Person, subscriptions, options, restricted units, equity appreciation rights, profits interests or other equity-based interests, warrants, calls, convertible or exchangeable securities, rights, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights, commitments or agreements of any character providing for the issuance of any partnership interests, voting securities or equity interests of such Person, including any representing the right to purchase or otherwise receive any of the foregoing or any securities convertible into or exchangeable or exercisable for such partnership interests, voting securities or equity interests.

“Rights-of-Way” has the meaning set forth in Section 4.7(b).

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Proceeds” has the meaning set forth in Section 2.1(e).

“Subsidiaries” means, when used with reference to Parent or SXCP, the Parent Subsidiaries or the SXCP Subsidiaries, respectively.

“Support Agreement” has the meaning set forth in the Recitals.

“Surrender” means, when used with reference to an SXCP Public Unit, the proper delivery of an SXCP Certificate (or lost certificate affidavit as contemplated by Section 2.2(b)) or the proper completion, with respect to a Book-Entry SXCP Common Unit, of all procedures necessary, in either case, to effect the transfer of such SXCP Public Unit in accordance with the terms of the Letter of Transmittal or such other procedures as may be reasonably established by the Exchange Agent.

“Surviving Entity” has the meaning set forth in Section 2.1(b).

“SXCP” has the meaning set forth in the Preamble.

“SXCP Board” means the Board of Directors of SXCP General Partner.

“SXCP Certificate” has the meaning set forth in Section 2.1(c)(ii).

“SXCP Common Units” means the “Common Units,” as defined in the SXCP Partnership Agreement.

“SXCP Conflicts Committee” means the Conflicts Committee (as defined in the SXCP Partnership Agreement) of the SXCP Board.

“SXCP D&O Indemnified Parties” means (a) any Person (together with such Person’s heirs, executors and administrators) who is or was, or at any time prior to the Effective Time becomes, an officer or director of any SXCP Group Entity and (b) any Person (together with such Person’s heirs, executors and administrators) who is or was serving, or at any time prior to the Effective Time serves, at the request of any SXCP Group Entity as an officer, director, member, partner, agent, fiduciary or trustee of another Person; provided that a Person shall not be an SXCP D&O Indemnified Party by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

“SXCP General Partner” has the meaning set forth in the Preamble.

“SXCP General Partner Interest” means the “General Partner Interest,” as defined in the SXCP Partnership Agreement.

“SXCP Group Entities” means the SXCP Parties and the SXCP Subsidiaries.

“SXCP Incentive Distribution Rights” means the “Incentive Distribution Rights,” as defined in the SXCP Partnership Agreement.

“SXCP Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on or a material adverse change in the business, assets, liabilities, properties, condition (financial or otherwise), results of operations or prospects of SXCP and its Subsidiaries, taken as whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been an SXCP Material Adverse Effect: (a) changes, effects, events or occurrences affecting the coke industry generally or the bulk terminaling industry generally (including any change in the prices of coal, steel or natural gas, any changes in industry margins or any regulatory changes or changes in applicable Laws), (b) changes, effects, events or occurrences affecting the United States or global economic conditions or financial, credit, debit, securities or other capital markets in general, (c) any outbreak of, acts of or escalation of hostilities, terrorism, war or other similar national emergency, (d) the announcement or pendency of this Agreement or the transactions contemplated hereby, (e) changes in any Laws applicable to SXCP or any of the SXCP Subsidiaries or in accounting regulations or principles or the interpretation thereof that materially affects this Agreement or the transactions contemplated hereby, (f) the SXCP Parties taking any action required or contemplated by this Agreement or (g) any change in the market price or trading volume of the limited partner interests or other equity securities of SXCP (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of SXCP Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, an SXCP Material Adverse Effect); provided further that, in the case of clauses (a), (b), (c) and (e) the adverse impact on the SXCP Group Entities, taken as a whole, is not materially disproportionate to the adverse impact on similarly situated parties; or (ii) the ability of either of the SXCP Parties to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“SXCP Parties” means SXCP and SXCP General Partner.

“SXCP Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of SXCP dated as of January 24, 2013, as amended by Amendment No. 1 to First Amended and Restated Agreement of Limited Partnership of SunCoke Energy Partners, L.P., dated December 23, 2015, and Amendment No. 2 to First Amended and Restated Agreement of Limited Partnership of SunCoke Energy Partners, L.P., dated October 17, 2017, and as further amended from time to time after the Execution Date in accordance with this Agreement.

“SXCP Partnership Interest” means “Partnership Interest,” as defined in the SXCP Partnership Agreement.

“SXCP Public Units” means the SXCP Common Units other than the SXCP Common Units held directly or indirectly by the Parent Group Entities, SXCP Group Entities or their respective Affiliates.

“SXCP SEC Reports” has the meaning set forth in Article III.

“SXCP Special Approval” means “Special Approval,” as defined in the SXCP Partnership Agreement.

“SXCP Subsidiaries” means the entities that are partially or wholly owned and controlled, directly or indirectly, by SXCP.

“SXCP Vote” has the meaning set forth in Section 3.2.

“Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum taxes, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing.

“Tax Return” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Termination Date” has the meaning set forth in Section 7.2(a).

“Termination Fee” means an amount in cash equal to $6,000,000.

“Written Consent” means approval of this Agreement and the transactions contemplated hereby, including the Merger, by written consent without a meeting in accordance with the SXCP Partnership Agreement of the Holders of SXCP Common Units constituting a Unit Majority (as defined in the SXCP Partnership Agreement).

SECTION 1.2    Rules of Construction. The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless otherwise specifically indicated or the context otherwise requires, (a) all references to “dollars” or “$” mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, (c) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (d) all words used as accounting terms shall have the meanings assigned to them under United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”). In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. Reference to any party hereto is also a reference to such party’s permitted successors and assigns. The Exhibits attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof. Unless otherwise indicated, all references to an “Exhibit” followed by a number or a letter refer to the specified Exhibit to this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, it is the intention of the parties hereto that this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aid of construction or otherwise constitute evidence of the intent of the parties; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

ARTICLE II

MERGER

SECTION 2.1    Closing of the Merger.

(a)    Closing Date. Subject to the satisfaction or waiver of the conditions (other than those conditions that are not legally permitted to be waived) to closing set forth in Article VI, the closing (the “Closing”) of the Merger and the transactions contemplated by this Section 2.1 shall be held at the offices of Parent’s outside legal counsel at 30 Rockefeller Plaza, New York, New York 10112 on the next Business Day following the satisfaction or waiver (other than those conditions that are not legally permitted to be waived) of all of the conditions set forth in Article VI (other than conditions that would normally be satisfied on the Closing Date, but subject to satisfaction or waiver (other than those conditions that are not legally permitted to be waived) of those conditions) commencing at 9:00 a.m., local time, or such other place, date and time as may be mutually agreed upon in writing by the parties hereto. The “Closing Date,” as referred to herein, shall mean the date on which the Closing actually occurs.

(b)    Effective Time. Concurrently with or as soon as practicable following the Closing, Parent and SXCP shall cause a certificate of merger effecting the Merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware, duly executed in accordance with the relevant provisions of DRULPA and DLLCA, as applicable (the date and time of such filing (or, if agreed by the parties hereto, such later time and date as may be expressed therein as the effective date and time of the Merger) being the “Effective Time”). Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall merge with and into SXCP, the separate existence of Merger Sub shall cease, and SXCP shall continue as the surviving limited partnership in the Merger (the “Surviving Entity”).

(c)    Effect of the Merger on Equity Securities. Subject in each case to Sections 2.1(e) and 2.1(f), at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, SXCP, SXCP General Partner, any Holder of SXCP Common Units, any Holder of Parent Common Stock, or any other Person:

(i)    Merger Consideration. Each of the SXCP Public Units outstanding immediately prior to the Effective Time shall be converted into the right to receive:

(x)	1.40 shares of validly issued, fully paid and nonassessable Parent Common Stock (such conversion ratio, the “Exchange Ratio”), and

(y)	a fraction of a share of Parent Common Stock equal to the product of

(aa)

the number of days beginning with the first day of the most recent full calendar quarter with respect to which an SXCP unitholder distribution record date has not occurred (or, if there is no such full calendar quarter, then beginning with the first day of the partial calendar quarter in which the Closing occurs), and ending on the day immediately prior to the Closing, multiplied by

(bb)	the quotient of the Daily Distribution Rate divided by $10.91

((x) and (y) collectively, the “Merger Consideration”).

(ii)    Retirement of SXCP Public Units. Each SXCP Public Unit, upon being converted into the right to receive the Merger Consideration pursuant to this Section 2.1(c), shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each Holder of such SXCP Public Units immediately prior to the Effective Time shall thereafter cease to be a limited partner of SXCP or have any rights with respect to such SXCP Public Units, except the right to receive the Merger Consideration and any distributions, dividends and Fractional Share Proceeds to which former Holders of SXCP Public Units become entitled all in accordance with this Article II upon the Surrender of (A) a certificate that immediately prior to the Effective Time represented SXCP Public Units (a “SXCP Certificate”) or (B) uncertificated SXCP Public Units represented by book-entry (“Book-Entry SXCP Common Units”), together with such properly completed and duly executed Letter of Transmittal and such other documents in accordance with Section 2.2.

(iii)    Treatment of Parent-Owned Partnership Interests. All (a) SXCP General Partner Interest, (b) SXCP Incentive Distribution Rights, and (c) SXCP Common Units that are not SXCP Public Units shall, in each case, remain outstanding as partnership interests in the Surviving Entity, unaffected by the Merger.

(iv)    Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an aggregate number of common units of the Surviving Entity equal to the number of SXCP Public Units that are converted into the right to receive the Merger Consideration pursuant to Section 2.1(c)(i). At the Effective Time, the books and records of SXCP shall be revised to reflect the cancellation and retirement of all SXCP Public Units and the conversion of the limited liability company interest in Merger Sub into common units of the Surviving Entity, and the existence of SXCP (as the Surviving Entity) shall continue without dissolution.

(d)    Other Effects of the Merger. The Merger shall be conducted in accordance with and shall have the effects set forth in this Agreement and the applicable provisions of DRULPA and DLLCA. At the Effective Time, (i) the certificate of limited partnership of SXCP shall continue as the certificate of limited partnership of the Surviving Entity, and (ii) the SXCP Partnership Agreement shall remain unchanged and shall continue as the agreement of limited partnership of the Surviving Entity, until duly amended in accordance with applicable Laws and the terms of the SXCP Partnership Agreement.

(e)    No Fractional Shares. Notwithstanding any other provision of this Agreement, (i) no certificates or scrip representing fractional shares of Parent Common Stock shall be issued in the Merger and (ii) each registered Holder of SXCP Public Units exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock (after taking into account all SXCP Public Units held by such Holder immediately prior to the Effective Time) shall receive, from the Exchange Agent in accordance with the provisions of this Section 2.1(e), a cash payment, without interest, in lieu of such fractional shares representing such Holder’s proportionate interest, in the proceeds from the sale by the Exchange Agent (the “Share Proceeds”) in one or more transactions of a number of shares of Parent Common Stock, such number equal to the excess of (i) the aggregate number of shares of Parent Common Stock reserved with the Exchange Agent by Parent pursuant to Section 2.2(a) minus (ii) the aggregate number of whole shares of Parent Common Stock that Holders of SXCP Public Units are entitled to receive pursuant to Section 2.1(c)(i) and Section 2.1(c)(ii) (such excess, which, for the avoidance of doubt, shall be equal to the aggregate number of fractional shares of Parent Common Stock that the registered Holders of SXCP Public Units converted pursuant to the Merger would have otherwise been entitled to receive, the “Excess Shares”). The parties acknowledge that payment of the cash Share Proceeds in lieu of issuing certificates or scrip for fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of SXCP Public Units that would otherwise receive fractional shares of Parent Common Stock, shall sell the Excess Shares at then-prevailing price on the NYSE in the manner provided in this Section 2.1(e) and such sales shall be executed in round lots to the extent practicable. Until the Share Proceeds of such sale or sales have been distributed to the Holders of such SXCP Public Units, the Exchange Agent shall hold such Share Proceeds in trust for the benefit of the Holders of such SXCP Public Units (the “Fractional Share Proceeds”). The Exchange Agent shall determine the portion of the Fractional Share Proceeds to which each Holder of such SXCP Public Units shall be entitled, if any, by multiplying the amount of the aggregate Share Proceeds comprising the Fractional Share

Proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such Holder of such SXCP Public Units would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of such SXCP Public Units would otherwise be entitled.

(f)    Certain Adjustments. If between the Execution Date and the Effective Time, whether or not permitted pursuant to the terms of this Agreement, the number of outstanding SXCP Common Units or shares of Parent Common Stock shall be changed into a different number of units, shares or other securities (including any different class or series of securities) by reason of any dividend or distribution payable in partnership interests, voting securities, equity interests or Rights, subdivision, reclassification, split, split-up, combination, merger, consolidation, reorganization, exchange or other similar transaction, or any such transaction shall be authorized, declared or agreed upon with a record date at or prior to the Effective Time, then the Merger Consideration, and any other similarly dependent items shall be appropriately adjusted to reflect fully the effect of such transaction and to provide to SXCP, Merger Sub and SXCP Public Units the same economic effect as contemplated by this Agreement prior to such event, and thereafter, all references in this Agreement to the Merger Consideration, and any other similarly dependent items shall be references to the Merger Consideration, and any other similarly dependent items, as so adjusted; provided, however, that nothing in this Section 2.1(f) shall be deemed to permit or authorize any party hereto to effect any such dividend or distribution payable in equity securities or Rights, subdivision, reclassification, split, split-up, combination, merger, consolidation, reorganization, exchange or other similar transaction, or the authorization, declaration or agreement to do such transaction that it is not otherwise authorized or permitted to be undertaken pursuant to this Agreement.

SECTION 2.2    Exchange of SXCP Public Units.

(a)    Exchange Agent. Prior to the mailing of the Prospectus/Consent Statement/Proxy Statement, Parent shall appoint an exchange agent reasonably acceptable to SXCP to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration and any dividends and other distributions pursuant to Section 2.2(c) and/or (d) and any Fractional Share Proceeds. At or prior to the Closing, Parent shall (i) deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the Holders of SXCP Public Units, an amount of cash sufficient to pay the Fractional Share Proceeds (the “Exchange Fund”), (ii) reserve with the Exchange Agent the shares of Parent Common Stock to be issued pursuant to Section 2.1(c)(i) and (ii) authorize the Exchange Agent to exchange shares of Parent Common Stock in accordance with this Section 2.2. Parent shall deposit with the Exchange Agent any additional cash or other consideration as applicable in excess of the Exchange Fund as and when necessary to pay any dividends and other distributions pursuant to Section 2.2(c) and/or (d) and other amounts required to be paid under this Agreement. Parent shall pay all costs and fees of the Exchange Agent and all expenses associated with the exchange process. Any shares of Parent Common Stock, or fraction thereof, any remaining Fractional Share Proceeds, any remaining amounts of the Exchange Fund and any other remaining amount of funds deposited with the Exchange Agent shall be returned to Parent after the earlier to occur of (x) payment in full of all amounts due to the Holders of SXCP Public Units and (y) twelve months after the Closing Date, and any Holders of the SXCP Certificates or Book-Entry SXCP Common Units who have not theretofore complied with this Section 2.2 shall thereafter look only to Parent and only as general creditors thereof for payment of their claim for the Merger Consideration, any Fractional Share Proceeds and any dividends or other distributions to which such Holders may be entitled.

(b)    Exchange Procedures. Promptly after the Effective Time, Parent shall, or shall cause the Exchange Agent to, mail to each Holder, as of the Effective Time, of SXCP Public Units whose SXCP Public Units were converted into the right to receive the Merger Consideration a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the SXCP Certificates shall pass, only upon proper delivery of the SXCP Certificates (or lost certificate affidavit as contemplated by this Section 2.2(b)) to the Exchange Agent or, in the case of Book-Entry SXCP Common Units, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in such customary form and have such other provisions as Parent and SXCP may reasonably agree prior to the Effective Time) and instructions for effecting the Surrender of such SXCP Certificates (or lost certificate affidavit as contemplated by this Section 2.2(b)) or Book-Entry SXCP Common Units in exchange for, as applicable, whole shares of Parent Common Stock, any dividends or distributions payable pursuant to Section 2.2(c) and/or (d) and any Fractional Share Proceeds. Subject to Section 2.2(c), upon Surrender to the Exchange Agent of such SXCP Certificates (or lost certificate affidavit as contemplated by this Section 2.2(b)) or Book-Entry SXCP Common Units, together with such properly completed and duly executed Letter of Transmittal and such other documents as may reasonably be required by the Exchange Agent, the Holder of an SXCP Certificate (or lost certificate affidavit as contemplated by this Section 2.2(b)) or Book-Entry SXCP Common Units shall be entitled to receive in exchange therefor, as applicable, (i) that number of whole shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) to which such Holder is entitled pursuant to Section 2.1(c)(i), (ii) the Fractional Share Proceeds, if any, payable in lieu of any fractional shares of Parent Common Stock otherwise issuable, and (iii) any dividends or distributions payable pursuant to Section 2.2(c) and/or (d) to which such Holder is entitled. The instructions for effecting the Surrender of SXCP Certificates shall set forth procedures that must be taken by the Holder of any SXCP Certificate that has been lost, destroyed or stolen; it shall be a condition to the right of such Holder to receive the Merger Consideration, the Fractional Share Proceeds, if any, and any dividends or distributions payable pursuant to Section 2.2(c) and/or (d) that the Exchange Agent shall have received, along with the Letter of Transmittal, a duly executed lost certificate affidavit, including an agreement to indemnify Parent, signed exactly as the name or names of the registered Holder or Holders of SXCP Public Units appeared on the books of SXCP immediately prior to the Effective Time, together with a customary bond and such other documents, in each case, as Parent may reasonably require in connection therewith. After the Effective Time, there shall be no further transfer on the records of SXCP or its transfer agent of SXCP Certificates or Book-Entry SXCP Common Units (provided, however, that the foregoing shall not restrict the transfer of any SXCP Partnership Interests other than the SXCP Public Units after the Effective Time); and if such SXCP Certificates or Book-Entry SXCP Common Units are presented to SXCP or its transfer agent for transfer, they shall be canceled against delivery of the appropriate Merger Consideration, any Fractional Share Proceeds and any dividends and distributions payable pursuant to Section 2.2(c) and/or (d) as hereinabove provided. Until Surrendered as contemplated by this Section 2.2(b), each SXCP Certificate or Book-Entry SXCP Common Unit shall be deemed at any time after the Effective Time to represent only the right to receive upon such Surrender the appropriate Merger Consideration, together with any dividends and distributions payable pursuant to Section 2.2(c) and/or (d), the appropriate Fractional Share Proceeds as contemplated by this Section 2.2. No interest will be paid or will accrue on any Fractional Share Proceeds or any dividends or distributions payable pursuant to Section 2.2(c) and/or (d).

(c)    Dividends and Distributions with Respect to Unexchanged SXCP Public Units. No dividends or other distributions with respect to shares of Parent Common Stock issued in the Merger with a record date after the Effective Time shall be paid to the Holder of any SXCP Certificate or Book-Entry SXCP Common Units not Surrendered with respect to such shares of Parent Common Stock issuable in respect thereof until the Surrender of such SXCP Certificate or Book-Entry SXCP Common Units in accordance with this Section 2.2. Subject to the effect of applicable Laws, Parent shall pay, or cause the Exchange Agent to pay, to the Holder of each SXCP Certificate or Book-Entry SXCP Common Units, without interest, (i) at the time of Surrender of such SXCP Certificate or Book-Entry SXCP Common Units, the amount of dividends or other distributions previously paid with respect to the whole shares of Parent Common Stock issuable with respect to such SXCP Certificate or Book-Entry SXCP Common Units that have a record date after the Effective Time and a payment date on or prior to the time of Surrender and (ii) at the appropriate payment date, the amount of dividends and distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time and prior to such Surrender and a payment date subsequent to such Surrender.

(d)    No Further Ownership Rights in SXCP Public Units. All Merger Consideration issued upon the Surrender of SXCP Certificates or Book-Entry SXCP Common Units in accordance with the terms of this Article II (as well as the Fractional Share Proceeds) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the SXCP Public Units heretofore represented by such SXCP Certificates or Book-Entry SXCP Common Units (including all rights to common units arrearages), subject, however, to Parent’s obligation, with respect to SXCP Public Units outstanding immediately prior to the Effective Time, to pay any distributions with a record date prior to the Effective Time that may have been declared by SXCP on such SXCP Common Units in accordance with the terms of this Agreement on or prior to the Effective Time and that remain unpaid at the Closing Date.

(e)    No Liability. To the extent permitted by applicable Laws, none of Parent, Merger Sub, SXCP, SXCP General Partner or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration, other distribution or Fractional Share Proceeds properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any SXCP Certificates or Book-Entry SXCP Common Units shall not have been Surrendered immediately prior to such date on which any Merger Consideration, any Fractional Share Proceeds or any distributions with respect to SXCP Common Units or shares of Parent Common Stock in respect of such SXCP Certificate or Book-Entry SXCP Common Units would escheat to or become the property of any Governmental Entity, any such units, cash, or distributions in respect of such SXCP Certificates or Book-Entry SXCP Common Units shall, to the extent permitted by applicable Laws, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f)    Withholding Rights. Parent, Merger Sub and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, without duplication, such amounts, which may include shares of Parent Common

Stock, as Parent, Merger Sub or the Exchange Agent reasonably deems to be required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by Parent, Merger Sub or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made by Parent, Merger Sub or the Exchange Agent, as the case may be.

(g)    No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SXCP PARTIES

Except as disclosed in any reports, including the Annual Report on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K (whether filed on a voluntary basis or otherwise), forms, schedules, certifications, prospectuses, registration statements and other documents required to be filed or furnished by SXCP or any SXCP Subsidiary with or to the SEC (the “SXCP SEC Reports”) (excluding any disclosures set forth in such SXCP SEC Report under the heading “Risk Factors” or in any section related to forward-looking statements) filed on or after January 1, 2018 and prior to the Execution Date (without giving effect to any SXCP SEC Report or any amendment to any SXCP SEC Report in each case filed or furnished, as applicable, on or after the Execution Date), SXCP and, with respect to itself where provided for in this Article III, SXCP General Partner each hereby represent and warrant to the Parent Parties that:

SECTION 3.1    Organization and Existence.

(a)    Organization and Existence of SXCP Parties. Each of the SXCP Parties is a limited partnership or limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited partnership or limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b)    Organization and Existence of SXCP Subsidiaries. Each of the SXCP Subsidiaries is an entity duly organized or formed, as applicable, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its respective jurisdiction of organization or formation and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(c)    Qualification of SXCP Group Entities. Each of the SXCP Group Entities is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have an SXCP Material Adverse Effect.

(d)    SXCP Parties Governing Documents. SXCP has made available to Parent true and complete copies of the Governing Documents of each SXCP Party in effect as of the Execution Date. All such Governing Documents are in full force and effect, and no SXCP Party is in violation of any provisions thereof.

SECTION 3.2    Authority and Approval. Each of the SXCP Parties has all requisite limited liability company or limited partnership power and authority to execute and deliver this Agreement, and subject to receipt of the SXCP Vote, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by each of the SXCP Parties, and subject to receipt of the SXCP Vote, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the SXCP Parties have been duly authorized and approved by all requisite partnership or limited liability company action on the part of each of the SXCP Parties. At a meeting duly called and held, the SXCP Conflicts Committee (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of SXCP, including the Holders of SXCP Public Units, (b) approved this Agreement and the transactions contemplated hereby, including the Merger (the foregoing constituting SXCP Special Approval), and (c) recommended that the SXCP Board approve this Agreement and the consummation of the transactions contemplated hereby, including the Merger. Upon the receipt of the recommendation of the SXCP Conflicts Committee, at a meeting duly called and held, the SXCP Board (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of SXCP, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, and (c) directed that this Agreement be submitted to a vote of Holders of SXCP Common Units and authorized the Holders of SXCP Common Units to act by written consent pursuant to Section 13.11 of the SXCP Partnership Agreement. Within two (2) Business Days after the Registration Statement becomes effective under the Securities Act (but, for the avoidance of doubt, not until such Registration Statement becomes effective), Parent shall cause SC&C as the record holder and beneficial owner in the aggregate of a majority of the SXCP Common Units outstanding on the date hereof to approve this Agreement and the transactions contemplated hereby, including the Merger. The approval and adoption of this Agreement by the affirmative vote or consent of the Holders of at least a Unit Majority (as defined in the SXCP Partnership Agreement) (the “SXCP Vote”) is the only vote or approval of SXCP Partnership Interests necessary to approve and adopt this Agreement and approve and consummate the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly executed and delivered by each of the SXCP Parties and constitutes the valid and legally binding obligation of each of the SXCP Parties, enforceable against each of the SXCP Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in civil, criminal, regulatory or administrative actions, suits, claims, hearings, arbitrations, inquiries, subpoenas, investigations or proceedings (“Proceedings”) at law or in equity).

SECTION 3.3    No Conflict; Consents.

(a)    No Conflicts. Subject to the consent, approval, license, permit, order, authorization, filings and notices referred to in Section 3.3(b) and the receipt of the SXCP Vote,

the execution, delivery and performance of this Agreement by each of the SXCP Parties does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) contravene, violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of any of the SXCP Parties; (ii) contravene, conflict with or violate any provision of applicable Laws; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit, lease, joint venture, obligation or other instrument to which any of the SXCP Group Entities is a party or by which any of the SXCP Group Entities or any of their assets are bound; or (iv) result in the creation of any Lien (other than Liens entered into in the normal course of operation) on any of the assets or businesses of any of the SXCP Group Entities under any such indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit, lease, joint venture, obligation or other instrument, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have an SXCP Material Adverse Effect.

(b)    No Consents. No consent, approval, license, permit, order or authorization of, or any filing with or notice to, any Governmental Entity is required to be obtained or made by any of the SXCP Group Entities in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for (A) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act, and any other applicable state or federal securities, takeover and “blue sky” Laws, (B) any filings and approvals required under the rules and regulations of the NYSE, or (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (iii) for those which would not, individually or in the aggregate, have an SXCP Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

SECTION 3.4    No Adverse Changes. Since December 31, 2017, there has not been an occurrence or event which has had an SXCP Material Adverse Effect.

SECTION 3.5    Opinion of Financial Advisor. The SXCP Conflicts Committee has received the opinion of Citigroup Global Markets Inc., dated February 4, 2019, to the effect that, as of the date thereof and based on and subject to the assumptions, limitations, qualifications and other matters considered, the Exchange Ratio provided for pursuant to this Agreement is fair, from a financial point of view, to the Holders of SXCP Public Units.

SECTION 3.6    Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the SXCP Conflicts Committee specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent with respect to the issuance of shares of Parent Common Stock in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, and (b) the proxy statement filed by Parent with the SEC in connection with the Parent Stock Issuance Approval (the “Proxy Statement”) will, on the date it is first mailed to stockholders of Parent, and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SXCP makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

SECTION 3.7    Waivers and Disclaimers. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE SXCP PARTIES IN THIS AGREEMENT, THE SXCP PARTIES HAVE NOT MADE, DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except as disclosed in any reports, including the Annual Report on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K (whether filed on a voluntary basis or otherwise), forms, schedules, certifications, prospectuses, registration statements and other documents required to be filed or furnished by Parent or any Parent Subsidiary with or to the SEC (the “Parent SEC Reports”) (excluding any disclosures set forth in such Parent SEC Report under the heading “Risk Factors” or in any section related to forward-looking statements) filed on or after January 1, 2018 and prior to the Execution Date (without giving effect to any Parent SEC Report or any amendment to any Parent SEC Report in each case filed or furnished, as applicable, on or after the Execution Date), Parent hereby represents and warrants to the SXCP Parties that:

SECTION 4.1    Organization and Existence.

(a)    Organization and Existence of Parent Parties. Each of the Parent Parties is a corporation or limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b)    Organization and Existence of Parent Subsidiaries. Each of the Parent Subsidiaries (other than Merger Sub) is an entity duly organized or formed, as applicable, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its respective jurisdiction of organization or formation and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(c)    Qualification of Parent Group Entities. Each of the Parent Group Entities is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(d)    Parent Parties Governing Documents. Parent has made available to SXCP true and complete copies of the Governing Documents of each Parent Party in effect as of the Execution Date. All such Governing Documents are in full force and effect, and no Parent Party is in violation of any provisions thereof.

(e)    Ownership and Purpose of Merger Sub. All of the issued and outstanding limited liability company interests of Merger Sub are owned beneficially by Parent. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement. Merger Sub has not incurred, directly or indirectly, any obligations or conducted any business other than incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated hereby.

SECTION 4.2    Authority and Approval. Each of the Parent Parties has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it, subject to obtaining the Parent Stock Issuance Approval. The execution and delivery of this Agreement by each of the Parent Parties, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the Parent Parties have been duly authorized and approved by all requisite corporate or limited liability company action on the part of each of the Parent Parties, subject to obtaining the Parent Stock Issuance Approval. At a meeting duly called and held, the Parent Board (a) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, are in the best interests of Parent and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, and (c) resolved to submit the Parent Stock Issuance to a vote of Parent’s stockholders and recommend approval of the Parent Stock Issuance. The affirmative vote (in person or by proxy) of a majority of the votes cast at the Parent Stockholder Meeting at which a quorum is present or any adjournment or postponement thereof to approve the Parent Stock Issuance (the “Parent Stock Issuance Approval”) is the only vote or approval of the holders of any class or series of the capital stock of Parent necessary to approve the Parent Stock Issuance and approve and consummate the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly executed and delivered by each of the Parent Parties and constitutes the valid and legally binding obligation of each of the Parent Parties, enforceable against each of the Parent Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity). SC&C is the record holder and beneficial owner in the aggregate of, and has the right to vote, a majority of the SXCP Common Units outstanding on the date hereof.

SECTION 4.3    No Conflict; Consents.

(a)    No Conflicts. Subject to the consent, approval, license, permit, order, authorization, filings and notices referred to in Section 4.3(b) and the receipt of the Parent Stock Issuance Approval, the execution, delivery and performance of this Agreement by each of the Parent Parties does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) contravene, violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of any of the Parent Parties; (ii) contravene, conflict with or violate any provision of applicable Laws; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit, lease, joint venture, obligation or other instrument to which any of the Parent Group Entities is a party or by which any of the Parent Group Entities or any of their assets are bound; or (iv) result in the creation of any Lien (other than Liens created in the normal course of operation) on any of the assets or businesses of any of the Parent Group Entities under any such indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit, lease, joint venture, obligation or other instrument, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)    No Consents. No consent, approval, license, permit, order or authorization of, or any filing with or notice to, any Governmental Entity is required to be obtained or made by any of the Parent Group Entities in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for (A) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act, and any other applicable state or federal securities, takeover and “blue sky” Laws, (B) any filings and approvals required under the rules and regulations of the NYSE, or (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (iii) for those which would not, individually or in the aggregate, have a Parent Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

SECTION 4.4    Capitalization.

(a)    Parent Capitalization. The authorized capital stock of Parent consists of 350,000,000 shares, of which 50,000,000 shares are preferred stock, par value $0.01 per share (the “Parent Preferred Stock”), and 300,000,000 shares are Parent Common Stock. As of the date of this Agreement, 64,756,093 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock were issued and outstanding. The number of shares of Parent Common Stock held in treasury as of the date hereof is 7,477,657. Except as set forth above in this Section 4.4(a), as of the Execution Date there are not any shares of capital stock, voting securities or other equity interests of Parent issued and outstanding or any Rights issued or granted by, or binding upon, Parent, except as set forth in the Parent SEC Reports (without giving effect to any Parent SEC Report or any amendment to any Parent SEC Report in each case filed on or after the Execution Date), except for awards granted under Parent’s employee benefit, stock option, incentive and stock purchase plans, or as expressly contemplated by this Agreement. There are no outstanding obligations of Parent or any Parent Group Entity to repurchase, redeem or otherwise acquire any capital stock, voting securities or other equity interests or any Rights of Parent or any Parent Group Entity. There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with stockholders of Parent on any matter. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable.

(b)    Parent Subsidiaries. Schedule B hereto sets forth a true and complete list of the Parent Subsidiaries as of the Execution Date. As of the Execution Date, all of the outstanding capital stock, voting securities or other equity interests of each Parent Subsidiary (i) are owned, beneficially and of record, free and clear of all Liens, in the percentages set out on Schedule B hereto and (ii) have been duly authorized and are validly issued, fully paid (with respect to Parent Subsidiaries that are limited liability companies or limited partnerships, to the extent required under the limited liability company agreement or limited partnership agreement of the applicable Parent Subsidiary) and nonassessable (with respect to Parent Subsidiaries that are limited liability companies or limited partnerships, except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA or by Sections 17-303, 17-403, 17-607 and 17-804 of the DRULPA and the Governing Documents of the applicable entity).

(c)    No Other Subsidiaries. Other than ownership interests in the Parent Subsidiaries set forth on Schedule B hereto, Parent does not own beneficially, directly or indirectly, any equity securities or other ownership interests of any Person as of the Execution Date. There are no outstanding Rights issued or granted by, or binding upon, any of the Parent Subsidiaries as of the Execution Date.

SECTION 4.5    SEC Documents; Internal Controls.

(a)    Parent SEC Documents. Since January 1, 2018, all Parent SEC Reports have been or will be timely filed or furnished. Each of the Parent SEC Reports (i) complied in all material respects with the requirements of applicable Laws (including the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”)), and (ii) as of its effective date (in the case of Parent SEC Reports that are registration statements filed pursuant to the Securities Act) and as of its filing date did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for any statements (x) in any Parent SEC Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC prior to the Execution Date or (y) with respect to information supplied in writing by or on behalf of the SXCP Conflicts Committee, as to which Parent makes no representation or warranty.

(b)    No Enforcement Action. No Parent Subsidiary is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. As of the Execution Date, there are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the Parent SEC Reports. No enforcement action has been initiated against Parent relating to disclosures contained or omitted from any Parent SEC Report.

(c)    Disclosure Controls. Parent makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, as required pursuant to Section 13(b)(2) under the Exchange Act. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit committee of the Parent Board (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and have identified for Parent’s auditors any such deficiencies or material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.

(d)    SOX Certifications; No Material Weakness. Since January 1, 2018, the principal executive officer and principal financial officer of Parent have made all certifications (without qualification or exceptions to the matters certified, except as to Knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of Parent nor its officers have received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the Execution Date, and except as disclosed in a Parent SEC Report filed with the SEC prior to the Execution Date, Parent has no Knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

SECTION 4.6    Financial Statements; Undisclosed Liabilities.

(a)    Parent Financial Statements. (i) Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC (the “Parent 10-K”) sets forth a true and complete copy of the audited consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the three (3) years in the period ended December 31, 2017 and balance sheets as of December 31, 2017 and 2016 for Parent, including the notes thereto, and (ii) Parent’s Quarterly Report on Form 10-Q for the three months ended September 30, 2018 filed with the SEC (“Parent 10-Q”) sets forth a true and complete copy of the unaudited consolidated statements of income and comprehensive income for each of the three (3) month and nine (9) month periods ended September 30, 2018 and 2017, statements of changes in equity and cash flows for each of the nine (9) month periods ended September 30, 2018 and 2017 and balance sheets as of September 30, 2018 and December 31, 2017 for Parent, including the notes thereto (the referenced financial statements set forth in the Parent 10-K and the Parent 10-Q are collectively referred to as the “Parent Financial Statements”). The Parent Financial Statements comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and present fairly in all material respects the consolidated financial position of Parent as of such dates and the consolidated results of operations and cash flows of Parent for such periods (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), except as otherwise noted therein. Except as set forth in the Parent Financial Statements, there are no off-balance sheet arrangements that would, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has not had any disagreement with its independent public accounting firm that required disclosure in the Parent SEC Reports.

(b)    No Other Liabilities. There are no liabilities or obligations of Parent or the Parent Subsidiaries (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency Proceedings, other than (i) liabilities or obligations reflected or reserved against in the Parent Financial Statements, (ii) current liabilities incurred in the ordinary course of business since September 30, 2018, (iii) liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, and (iv) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.7    Real Property; Rights-of-Way.

(a)    Real Property. Each of the Parent Group Entities has good, valid and marketable title to all real property, good and valid leasehold interest in each material lease, sublease and other agreement under which the Parent Group Entities uses or occupies or has the right to use or occupy any material real property and good title to all tangible personal property owned by the Parent Group Entities that is sufficient for the operation of their respective businesses as presently conducted, free and clear of all Liens (except Liens created in the normal course of operation), except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)    Rights-of-Way. Each of the Parent Group Entities has such consents, easements, rights-of-way, permits and licenses from each Person (collectively, “Rights-of-Way”) as are sufficient to conduct its business in the manner described in any Parent SEC Report filed on or prior to the Execution Date, except for such Rights-of-Way the absence of which would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of the Parent Group Entities has fulfilled and performed all its material obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c)    Zoning; Condemnation. (i) (A) There are no pending Proceedings to modify the zoning classification of, or to condemn or take by power of eminent domain, all or any of the assets of the Parent Group Entities and (B) none of the Parent Parties have Knowledge of any such threatened Proceeding, which (in the case of clause (A) or (B)), if pursued, would, individually or in the aggregate, have a Parent Material Adverse Effect, (ii) to the extent located in jurisdictions subject to zoning, the assets of the Parent Group Entities that are real property (owned or leased) are properly zoned for the existence, occupancy and use of all of the improvements located on the owned and leased real property and on the Rights-of-Way held by any of the Parent Group Entities, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, and (iii) none of such improvements are subject to any conditional use permits or “permitted non-conforming use” or “permitted non-conforming structure” classifications or similar permits or classifications, except as would not, either currently or in the case of a rebuilding of or additional construction of improvements, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.8    Litigation; Laws and Regulations. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect:

(a)    No Parent Group Entities Litigation. There are no (i) Proceedings pending or, to the Knowledge of the Parent Parties, threatened against or affecting the Parent Group Entities (other than the Parent Partially Owned Entities), their assets, or any of the operations of the Parent Group Entities (other than the Parent Partially Owned Entities) related thereto or (ii) judgments, orders, decrees or injunctions of any Governmental Entity, whether at law or in equity (“Orders”) against or affecting the Parent Group Entities (other than the Parent Partially Owned Entities), their assets, or any of the operations of the Parent Group Entities (other than the Parent Partially Owned Entities) related thereto.

(b)    No Parent Partially Owned Entities Litigation. To the Knowledge of the Parent Parties, there are no (i) Proceedings pending or threatened against or affecting the Parent Partially Owned Entities, their assets, or any of the operations of the Parent Partially Owned Entities related thereto or (ii) Orders against or affecting the Parent Partially Owned Entities, their assets, or any of the operations of the Parent Partially Owned Entities related thereto.

(c)    No Defaults. None of the Parent Group Entities (i) is in violation of or in default under its Governing Documents or (ii) is in violation of any applicable Law, except in the case of clause (ii) for such violations that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.9    No Adverse Changes. Since December 31, 2017, there has not been an occurrence or event which has had a Parent Material Adverse Effect.

SECTION 4.10    Taxes. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) all Tax Returns required to be filed by or with respect to Parent or any of the Parent Subsidiaries or their assets have been filed on a timely basis (taking into account all extensions of due dates); (b) all Taxes owed by Parent or any of the Parent Subsidiaries, which are or have become due, have been timely paid in full; (c) there are no Liens on any of the assets of Parent or any of the Parent Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax on any of such assets, other than Liens that arose in the normal course of operation; (d) there is no pending Proceeding for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to Parent or any of the Parent Subsidiaries or their assets, and (e) Parent has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

SECTION 4.11    Environmental Matters. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect: (a) the Parent Group Entities, their assets and their operations relating thereto are in compliance with applicable Environmental Laws; (b) no circumstances exist with respect to the Parent Group Entities, their assets or their operations relating thereto that give rise to an obligation or liability by the Parent Group Entities to investigate, remediate or take other action necessary to address the presence or release, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws; (c) the Parent Group Entities, their assets or their operations related thereto are not subject to any pending or, to the Knowledge of the Parent Parties, threatened Proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state Law); (d) all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by the Parent Group Entities, with respect to their assets or their operations relating thereto have been duly obtained or filed and are valid and currently in effect and will be legally usable by the Parent Group Entities at the time of the Closing; (e) there has been no release of any Hazardous Material into the environment by the Parent Group Entities, their assets, or their operations relating thereto, except in compliance with applicable Environmental Law; and (f) there has been no exposure of any Person or property to any Hazardous Material in connection with their assets or their operations.

SECTION 4.12    Licenses; Permits.

(a)    Permits. The Parent Group Entities have all licenses, franchises, tariffs, grants, easements, variances, exceptions, permits and authorizations (other than environmental permits) issued or granted by Governmental Entities that are necessary for the conduct of their respective businesses as now being conducted or have obtained valid waivers therefrom (collectively, “Permits”), except where the failure to obtain such Permit would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)    Validity of Permits. All Permits are validly held by the Parent Group Entities and are in full force and effect, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c)    Compliance with Permits. The Parent Group Entities have complied with all terms and conditions of the Permits, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect. No suspension or cancellation of any Permit is pending or, to the Knowledge of the Parent Parties, threatened, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(d)    No Suspension of Permits. The Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except, in each case, as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(e)    No Permits Proceedings. No Proceeding is pending or, to the Knowledge of the Parent Parties, threatened with respect to any alleged failure by the Parent Group Entities to have any material Permit necessary for the operation of any asset or the conduct of their businesses or to be in compliance therewith.

SECTION 4.13    Contracts.

(a)    Material Contracts. Except for this Agreement or as filed or publicly furnished with the SEC prior to the Execution Date, none of the Parent Group Entities is a party to or bound by, as of the Execution Date, any contract or other agreement (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to Parent (each contract that is described in this Section 4.13(a) being a “Parent Material Contract”).

(b)    No Defaults. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, with respect to each of the Parent Group Entities (but, with respect to any Parent Partially Owned Entity, to the Knowledge of the Parent Parties): (i) each Parent Material Contract to which such Parent Group Entity is a party is legal, valid and binding on and enforceable against such Parent Group Entity, and in full force and effect; (ii) each Parent Material Contract to which such Parent Group Entity is a party will continue to be legal, valid and binding on and enforceable against such Parent Group Entity, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) such Parent Group Entity that is a party to each Parent Material Contract is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by any such party, or permit termination, modification, or acceleration, under the Parent Material Contract; and (iv) to the Knowledge of the Parent Parties, no other party to any Parent Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under any Parent Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the Parent Material Contract.

SECTION 4.14    Employees and Employee Benefits.

(a)    Qualification of Parent Benefit Plans. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (i) each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code is and has been so qualified in form, and (ii) each Parent Benefit Plan is and has been operated and maintained in compliance with its terms and the provisions of all applicable Laws, rules and regulations, including, without limitation, ERISA and the Code.

(b)    Pension Plans; Multiemployer Plans. Schedule C hereto sets forth (i) each Parent Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code (each, a “Pension Plan”) and (ii) each Parent Benefit Plan that is a “multi-employer plan” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”). Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, with respect to each Pension Plan that any Parent Party (or any entity treated as a single employer with any Parent Party for purposes of Section 414 of the Code or Section 4001(a)(14) of ERISA (the “Parent Aggregated Group”)) has maintained within the last six (6) years or had any obligation to contribute to within the past six (6) years, (i) except for an event described in Section 4043(c)(3) of ERISA, there has, during the past six (6) years, been no “reportable event,” as that term is defined in Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, and the transactions contemplated by this Agreement will not result in such a “reportable event” for which a waiver does not apply, (ii) none of the Parent Group Entities or any member of the Parent Aggregated Group has incurred any direct or indirect liability under Title IV of ERISA other than liability for premiums to the Pension Benefit Guaranty Corporation that have been timely paid and other than any liabilities for which the Parent Group Entities have no direct or indirect responsibility or obligation (other than with respect to the SXCP Partnership Agreement), (iii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived that, in either case, would reasonably be expected to give rise to a Lien on any of the assets of the Parent Group Entities, (iv) no such Pension Plan is in “at risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA, and (v) no notice of intent to terminate any such Pension Plan has been filed with the Pension Benefit Guaranty Corporation, no amendment terminating any such Pension Plan has been adopted and no proceedings to terminate any such Pension Plan have been instituted by the Pension Benefit Guaranty Corporation. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (A) no Multiemployer Plan is, or is reasonably expected to be, insolvent or in reorganization, or in “critical” or “endangered” status as defined in Section 432 of the Code or Section 305 of ERISA, and (B) none of the Parent Group Entities nor any member of the Parent Aggregated Group has or may reasonably be expected to incur any withdrawal liability (as defined in Section 4201 of ERISA) with respect to any Multiemployer Plan.

(c)    No Action Against Parent Benefit Plans. No action is pending or, to the Knowledge of the Parent Parties, threatened against, by or on behalf of any Parent Benefit Plan or the assets, fiduciaries or administrators thereof (other than claims for benefits in the ordinary course) that would have a Parent Material Adverse Effect. No Parent Benefit Plan and none of the Parent Parties with respect to any Parent Benefit Plan is the subject of an audit or investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority, nor is any such audit or investigation pending or, to the Knowledge of the Parent Parties, threatened that would have a Parent Material Adverse Effect. None of the assets of any Parent Group Entity is, or may reasonably be expected to become, the subject of any Lien arising under ERISA or the Code that would have a Parent Material Adverse Effect.

SECTION 4.15    Other Employee Matters.

(a)    No Labor Disputes. There is no labor strike, or other material labor dispute, slowdown or stoppage pending or, to the Knowledge of the Parent Parties, threatened against the Parent Group Entities with respect to any of the employees of any Parent Group Entities (collectively, the “Parent Associated Employees”), and the Parent Group Entities have not experienced any such labor strike or material labor dispute, slowdown or stoppage during the past three (3) years.

(b)    Parent Associated Employees. With respect to current, former and prospective Parent Associated Employees, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, the Parent Group Entities and each member of the Parent Aggregated Group are in compliance with all applicable Laws, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters.

SECTION 4.16    Insurance. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) the businesses and assets of the Parent Group Entities are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the industries in which Parent operates, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid, and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the Parent Parties other than in the ordinary course of business.

SECTION 4.17    Condition of Assets. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, the assets of the Parent Group Entities have been maintained and repaired in the same manner as would a prudent operator of such assets, and are adequate for the purposes for which they are currently used.

SECTION 4.18    Investment Company Act. Parent is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

SECTION 4.19    Brokerage Arrangements. Except for Parent’s obligations to Evercore Group L.L.C. the fees and expenses of which will be paid by Parent, none of the Parent Parties has entered (directly or indirectly) into any agreement with any Person that would obligate the Parent Parties to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.

SECTION 4.20    State Takeover Laws. Parent has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, any potentially applicable state takeover Laws and any applicable takeover provision of the Governing Documents of Parent.

SECTION 4.21    Opinion of Financial Advisor. The Parent Board has received the opinion of Evercore Group L.L.C., dated as of February 4, 2019, to the effect that, as of the date thereof and subject to the qualifications, limitations and assumptions set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent.

SECTION 4.22    Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of Parent (including information regarding the SXCP Parties) specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading and (b) the Proxy Statement will, on the date it is first mailed to stockholders of Parent, and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the SXCP Conflicts Committee for inclusion or incorporation by reference in any of the foregoing documents.

SECTION 4.23    Waivers and Disclaimers. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE PARENT PARTIES IN THIS AGREEMENT, THE PARENT PARTIES HAVE NOT MADE, DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT.

ARTICLE V

ADDITIONAL AGREEMENTS, COVENANTS,

RIGHTS AND OBLIGATIONS

SECTION 5.1    Conduct of Parties.

(a)    No Action by Parent or SXCP General Partner. Except (i) as provided in this Agreement, (ii) as required by applicable Laws, or (iii) as consented to in writing by the

SXCP Conflicts Committee (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the Execution Date until the Effective Time, Parent shall not take any action to cause and shall not permit SXCP General Partner to cause the amendment of the SXCP Partnership Agreement or the limited liability company agreement of SXCP General Partner, as amended, supplemented or restated, in each case, to the extent that any such change or amendment would reasonably be expected to (1) prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement or (2) adversely impact the Holders of SXCP Public Units in any material respect.

(b)    No Amendments; No Other Plans. Except (i) as provided in this Agreement, (ii) as required by applicable Laws, (iii) as provided in any Parent Material Contract in effect as of the Execution Date or (iv) as consented to in writing by the SXCP Conflicts Committee (such consent shall not be unreasonably withheld, delayed or conditioned), during the period from the Execution Date to the Effective Time, Parent shall not, and shall not permit any Parent Group Entity to:

(i)    (A) amend Parent’s certificate of incorporation or bylaws in any manner that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement or have an adverse effect on the value of the Merger Consideration to be received by the Holders of SXCP Public Units in the Merger, or (B) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than regular quarterly cash dividends or distributions that have a record date after the Effective Time;

(ii)    other than transactions exclusively between wholly owned Parent Subsidiaries, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization or business combination agreement, in each case, that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement or have an adverse effect on the value of the Merger Consideration to be received by the Holders of SXCP Public Units in the Merger;

(iii)    issue, deliver or sell any equity securities, or Rights to acquire equity securities, of Parent, except for an issuance, delivery or sale (x) for cash in an amount not exceeding $40,000,000 in the aggregate (based on the market price of the securities at the time of issuance), (y) in connection with an acquisition in an amount not exceeding $10,000,000 in the aggregate (based on the market price of the securities at the time of issuance) or (z) in connection with at-the-market offerings by Parent pursuant to an equity distribution program; provided, however, that this clause (iii) shall not restrict or limit the ability of Parent to make equity grants to its employees, officers and directors pursuant to its employee benefit plans or as permitted by clause (iv); provided further, however, that nothing in this clause (iii) shall be deemed to restrict the vesting and/or payment, or the acceleration of the vesting and/or payment, of any awards consisting of

Parent Common Stock or other equity awards in accordance with the terms of any existing equity-based, bonus, incentive, performance or other compensation plan or arrangement or Employee Benefit Plan (including in connection with any equity award holder’s termination of service);

(iv)    grant any awards consisting of shares of Parent Common Stock or other equity interests of Parent under any equity-based, bonus, incentive, performance or other compensation plan or arrangement or Employee Benefit Plan, other than (A) in the ordinary course of business consistent with past practice, (B) as retention incentives, or (C) the payment of bonuses in the form of equity-based awards;

(v)    settle any claims, demands, lawsuits or Proceedings seeking damages or an injunction or other equitable relief where such settlements would, in the aggregate, have a Parent Material Adverse Effect; or

(vi)    except with respect to a Parent Acquisition Proposal or Parent Designated Proposal, agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation, acquisition or disposition, in each case, that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement.

(c)    No Prohibited Action. From the Execution Date until the Closing Date, neither SXCP nor Parent shall, nor shall it cause any of its Subsidiaries to, take any action prohibited by this Agreement or fail to take any action required by this Agreement that, in either case, would be reasonably likely to materially delay the consummation of the Merger or result in the failure of a condition to closing pursuant to Article VI.

(d)    Prompt Notification. From the Execution Date until the Closing Date, each of Parent and SXCP shall, and shall cause its Subsidiaries to, promptly notify the other party in writing of (i) any event, condition or circumstance that could reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied at the Effective Time, and (ii) any material breach by the notifying party of any covenant, obligation, or agreement contained in this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.1(d) shall not limit or otherwise affect the remedies available hereunder to the notified party.

SECTION 5.2    Access to Information. Subject to applicable Laws, upon reasonable notice, Parent shall afford the representatives and advisors of the SXCP Conflicts Committee reasonable access, during normal business hours from the Execution Date until the Closing Date, to its properties, books, contracts and records as well as to its management personnel; provided that such access shall be provided on a basis that minimizes the disruption to the operations of the Parent.

SECTION 5.3    Certain Filings; Parent Stockholder Meeting; Distributions.

(a)    Preparation of Prospectus/Consent Statement/Proxy Statement. As promptly as practicable following the Execution Date (i) each of the SXCP Parties and the Parent

Parties agrees to cooperate in the preparation of the Registration Statement (including the joint Prospectus/Consent Statement/Proxy Statement constituting a part thereof (the “Prospectus/Consent Statement/Proxy Statement”)), (ii) Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE (subject, if applicable, to notice of issuance) prior to the Effective Time, and (iii) the parties hereto shall make all required filings under applicable state securities and “blue sky” Laws; provided, however, that no such filings shall be required in any jurisdiction where, as a result thereof, Parent would become subject to general service of process or to taxation or qualification to do business as a foreign corporation doing business in such jurisdiction solely as a result of such filing. Parent agrees to file the Registration Statement with the SEC as promptly as reasonably practicable. Each of Parent and SXCP agrees to use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof and keep the Registration Statement effective until the earlier of the consummation of the transactions contemplated by this Agreement and the termination of this Agreement in accordance with its terms. Parent shall use its reasonable best efforts to cause the Prospectus/Consent Statement/Proxy Statement to be mailed to the Holders of Parent Common Stock as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each of Parent and SXCP shall use its reasonable best efforts to cause the Prospectus/Consent Statement/Proxy Statement to be mailed to the Holders of SXCP Common Units as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each of Parent and SXCP agrees to furnish to the other party all information concerning the Parent Group Entities or the SXCP Group Entities, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing. No filing of, or amendment or supplement to, the Registration Statement or the Prospectus/Consent Statement/Proxy Statement will be made by Parent or SXCP, in each case without providing the other party a reasonable opportunity to review and comment thereon.

(b)    Information Supplied. Each of the Parent Parties and the SXCP Parties agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (ii) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Prospectus/Consent Statement/Proxy Statement and any amendment or supplement thereto will, at the date the Prospectus/Consent Statement/Proxy Statement is mailed to the Holders of SXCP Common Units or Parent Common Stock, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the Parent Parties and the SXCP Parties further agrees that, if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement or the Prospectus/Consent Statement/Proxy Statement to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not false or misleading, it will promptly inform the other party thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement or Prospectus/Consent Statement/Proxy Statement.

(c)    SEC Correspondence. Each of SXCP and Parent shall (i) promptly notify the other of receipt of any comments from the SEC or its staff or any other applicable government official and of any requests by the SEC or its staff or any other applicable government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and other transactions contemplated hereby or for additional information and (ii) promptly supply the other with copies of all correspondence between SXCP or any of its representatives, or Parent or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other applicable government official, on the other hand, with respect thereto. Parent and SXCP shall use their respective commercially reasonable efforts to respond to any comments of the SEC or its staff with respect to the Prospectus/Consent Statement/Proxy Statement or the Registration Statement as promptly as practicable.

(d)    Parent Stockholder Meeting. Parent shall, as soon as practicable following the effective date of the Registration Statement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Parent Stockholder Meeting”) for the purpose of obtaining the Parent Stock Issuance Approval. Subject to Section 5.3(e) and Section 7.4(a), Parent shall, through the Parent Board, recommend to its stockholders approval of the Parent Stock Issuance (the “Parent Board Recommendation”) and shall not (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to SXCP, such recommendation or (ii) fail to include such Parent Board Recommendation in the Proxy Statement (any such action being referred to herein as a “Parent Adverse Recommendation Change”). Subject to Section 5.3(e) and Section 7.4(a), Parent shall use reasonable best efforts to obtain from its stockholders the Parent Stock Issuance Approval. Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with Article VII, the obligations of the Parent set forth in the first sentence of this Section 5.3(d) shall not be affected by a Parent Adverse Recommendation Change. Notwithstanding anything in this Agreement to the contrary, Parent may postpone or adjourn the Parent Stockholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Stock Issuance Approval, (ii) in the absence of quorum, (iii) if Parent has delivered any notice contemplated by Section 5.3(e), and the time periods contemplated by Section 5.3(e), have not expired, or (iv) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Parent has determined after consultation with outside legal counsel is necessary under applicable Laws and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders of Parent prior to the Parent Stockholder Meeting; provided, however, that in each case Parent shall not be permitted to postpone or adjourn the Parent Stockholder Meeting for more than ten (10) Business Days later than the most recently adjourned meeting or to a date after the date that is two (2) Business Days prior to the Termination Date. No matter shall be submitted for action at the Parent Stockholder Meeting other than the approval of the Parent Stock Issuance and matters reasonably related to the Parent Stock Issuance without the written consent of the SXCP Conflicts Committee (which shall not be unreasonably withheld, delayed or conditioned).

(e)    Parent Adverse Recommendation Change. Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Parent Stock Issuance

Approval, and subject to compliance with the provisions of this Section 5.3(e), the Parent Board may, if the Parent Board determines in good faith (after consultation with the Parent’s financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to stockholders under applicable Law, make a Parent Adverse Recommendation Change; provided, however, that no such Parent Adverse Recommendation Change shall be made in response to a Parent Acquisition Proposal that does not constitute a Parent Designated Proposal; provided further, however, that the Parent Board may not effect a Parent Adverse Recommendation Change pursuant to the foregoing unless:

(i)    Parent has provided prior written notice to the SXCP Conflicts Committee specifying in reasonable detail the reasons for such action (including, in the case of a Parent Designated Proposal, a description of the material terms of such Parent Designated Proposal and complete copies of any written proposals, offers and/or draft definitive agreements in connection therewith) at least three (3) days in advance of its intention to take such action with respect to a Parent Adverse Recommendation Change, unless at the time such notice is required to be given there are less than three (3) days prior to the Parent Stockholder Meeting, in which case Parent shall provide as much notice as is reasonably practicable (the period inclusive of all such days, the “Parent Notice Period”); and

(ii)    during the Parent Notice Period the Parent Board has negotiated, and has used reasonable best efforts to cause its financial advisor and outside legal counsel to negotiate, with the SXCP Conflicts Committee in good faith (to the extent the SXCP Conflicts Committee desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Parent Adverse Recommendation Change would not be inconsistent with its fiduciary duties to stockholders under applicable Law; provided that any material amendment to the terms of a Parent Designated Proposal, if applicable, shall require a new notice pursuant to this Section 5.3(e) and a new Parent Notice Period, except that such new Parent Notice Period in connection with any material amendment shall be for one (1) Business Day from the time SXCP receives such notice (as opposed to three (3) days).

(f)    Unless this Agreement is validly terminated in accordance with Article VII, Parent shall submit the Parent Stock Issuance for approval at the Parent Stockholder Meeting even if the Parent Board shall have effected a Parent Adverse Recommendation Change.

SECTION 5.4    Commercially Reasonable Efforts; Further Assurances. From and after the Execution Date, upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable and (ii) defend any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, including the Merger. Without limiting the foregoing but subject to the other terms of this Agreement, the parties hereto agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Agreement except for Section 5.3(e) will preclude any action (including the solicitation thereof) in connection with a Parent Acquisition Proposal or a Parent Designated Proposal, any action or failure to take any action, as expressly permitted by this Agreement, require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or require any party hereto to otherwise agree to any restriction on its operations or other condition in order to obtain any consent or approval or other clearance required by this Agreement.

SECTION 5.5    No Public Announcement. On the Execution Date, Parent and SXCP shall issue a joint press release with respect to the execution of this Agreement and the Merger, which press release shall be reasonably satisfactory to Parent and SXCP. From and after the Execution Date, neither SXCP nor Parent shall issue any other press release or make any other public announcement concerning this Agreement or the transactions contemplated by this Agreement (to the extent not previously issued or made in accordance with this Agreement) (other than public announcements at industry road shows and conferences or as may be required by applicable Laws or by obligations pursuant to any listing agreement with the NYSE, in which event the party making the public announcement or press release shall, to the extent practicable, notify Parent and SXCP in advance of such public announcement or press release) without the prior approval of Parent and SXCP, which approval shall not be unreasonably withheld, delayed or conditioned.

SECTION 5.6    Expenses. Except as provided in Section 7.6, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses, shall be paid by the party hereto incurring such expenses, except that Parent and SXCP shall each pay for one-half of (a) any filing fees with respect to the Registration Statement and the Prospectus/Consent Statement/Proxy Statement and (b) the costs of printing and mailing of the Prospectus/Consent Statement/Proxy Statement.

SECTION 5.7    Regulatory Issues. SXCP and Parent shall cooperate fully with respect to any filing, submission or communication with a Governmental Entity having jurisdiction over the Merger. Such cooperation shall include each of the parties hereto: (i) providing, in the case of oral communications with a Governmental Entity, advance notice of any such communication and, to the extent permitted by applicable Laws, an opportunity for the other party to participate; (ii) providing, in the case of written communications, an opportunity for the other party to comment on any such communication and provide the other with a final copy of all such communications; and (iii) complying promptly with any request for information from a Governmental Entity (including an additional request for information and documentary material), with the consent of the other party hereto, which consent will not be unreasonably withheld or delayed. All cooperation shall be conducted in such a manner so as to preserve all applicable privileges.

SECTION 5.8    Tax Matters. For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income tax treatment),

the parties agree to treat the Merger (a) with respect to Holders of SXCP Public Units, as a taxable sale of such SXCP Common Units to a corporate subsidiary of Parent and (b) with respect to such corporate subsidiary, as a purchase of SXCP Public Units from the Holders of such SXCP Common Units. The Merger Consideration payable to the Holders of SXCP Public Units shall be deemed to be (i) transferred from Parent to such corporate subsidiary in a tax-free transaction pursuant to Section 351 of the Code, and (ii) immediately thereafter transferred from such corporate subsidiary to the Holders of SXCP Public Units in accordance with the terms of this Agreement. The parties further agree that, pursuant to Treasury Regulation Sections 1.1032-3, the deemed transfer of the Merger Consideration from such corporate subsidiary to the Holders of SXCP Public Units does not trigger the recognition of gain by such corporate subsidiary. for U.S. federal income tax purposes, and the basis of Parent in stock of such corporate subsidiary shall be increased by the value of the Merger Consideration. The parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Laws following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Entity.

SECTION 5.9    D&O Insurance.

(a)    Obligation to Honor D&O Insurance. For a period of six (6) years after the Effective Time, to the fullest extent permitted by applicable Laws, Parent and the Surviving Entity jointly and severally agree to, and to cause the SXCP Group Entities to, (i) indemnify and hold harmless against any reasonable costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding arising from acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), including any Proceeding relating to a claim for indemnification or advancement brought by a SXCP D&O Indemnified Party), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any actual or threatened Proceeding arising from acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), and, upon receipt by Parent of an undertaking by or on behalf of the SXCP D&O Indemnified Party to repay such amount if it shall be determined in a final and non-appealable judgment entered by a court of competent jurisdiction that the SXCP D&O Indemnified Party is not entitled to be indemnified, provide advancement of expenses with respect to each of the foregoing to all SXCP D&O Indemnified Parties and (ii) honor all rights to indemnification, advancement of expenses, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) now existing in favor of the SXCP D&O Indemnified Parties as provided in the Governing Documents of any SXCP Group Entity, under applicable Delaware Law or otherwise, and shall ensure that the Governing Documents of SXCP and SXCP General Partner (or their successor entities) shall, for a period of six (6) years following the Effective Time, contain provisions substantially no less advantageous with respect to indemnification, advancement of expenses, elimination of liability and exculpation of their present and former directors, officers, employees and agents than are set forth in the Governing Documents of SXCP and SXCP General Partner as of the Execution Date. Any right of an SXCP D&O Indemnified Party pursuant to this Section 5.9(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such SXCP D&O Indemnified Party as provided herein, and shall be enforceable by such SXCP D&O Indemnified Party and their respective heirs and representatives against Parent and SXCP General Partner and their respective successors and assigns.

(b)    Maintenance of D&O Insurance. For a period of six (6) years from and after the Effective Time, Parent shall maintain officers’ and directors’ liability insurance with a nationally reputable carrier covering each SXCP D&O Indemnified Party who is or at any time prior to the Effective Time was covered by the existing officers’ and directors’ liability insurance applicable to the SXCP Group Entities (“D&O Insurance”), on terms substantially no less advantageous to the SXCP D&O Indemnified Parties, as applicable, than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the Effective Time (whether claims, actions or other Proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time); provided, however, that Parent shall not be required to pay an annual premium for the D&O Insurance for the SXCP D&O Indemnified Parties in excess of 300% of the current annual premium currently paid by the SXCP Group Entities for such insurance, but shall purchase as much of such coverage as possible for such applicable amount. Parent shall have the right to cause such coverage to be extended under the applicable D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous to the SXCP D&O Indemnified Parties than the existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 5.9.

(c)    Survival of Section 5.9. The provisions of this Section 5.9 shall survive the consummation of the Merger and the other transactions contemplated by this Agreement for a period of six (6) years and expressly are intended to benefit each of the SXCP D&O Indemnified Parties; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.9 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. The rights of any SXCP D&O Indemnified Party under this Section 5.9 shall be in addition to any other rights such SXCP D&O Indemnified Party may have under the Governing Documents of any SXCP Group Entity or applicable Laws.

(d)    Assumption of Obligations. In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, Parent shall cause proper provision to be made so that its successors and assigns, as the case may be, shall assume the obligations set forth in this Section 5.9.

SECTION 5.10    Distributions. Until the Effective Time or the earlier termination of this Agreement, Parent will use its reasonable commercial efforts to cause SXCP to declare and pay regular quarterly cash distributions to Unitholders at the quarterly per unit distribution rate of $0.40, with the declaration date and record date for each quarterly distribution to occur no later than thirty-five (35) days and forty-seven (47) days, respectively, after the end of each fiscal quarter.

SECTION 5.11    Section 16 Matters. Prior to the Effective Time, the SXCP Board and the Parent Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of SXCP Common Units (including derivative securities with respect to such SXCP Common Units) or acquisitions of shares of Parent Common Stock (including derivative securities with respect to such shares of Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SXCP, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.12    Conflicts Committee. Prior to the Effective Time or termination of this Agreement pursuant to Article VII, none of the SXCP Group Entities shall, without the consent of the SXCP Conflicts Committee, eliminate the SXCP Conflicts Committee, or revoke or diminish the authority of the SXCP Conflicts Committee, or remove or cause the removal of any director of the SXCP Board that is a member of the SXCP Conflicts Committee either as a member of such board or such committee without the affirmative vote of the members of the SXCP Board, including the affirmative vote of each of the other members of the SXCP Conflicts Committee. For the avoidance of doubt, this Section 5.12 shall not apply to the filling in accordance with the provisions of the applicable Governing Documents of any vacancies caused by the death, incapacity or resignation of any director.

ARTICLE VI

CONDITIONS TO CLOSING

SECTION 6.1    Conditions to Each Party’s Obligations. The obligation of the parties hereto to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived (to the extent legally permissible) in writing, in whole or in part, as to a party by such other parties:

(a)    Prospectus/Consent Statement/Proxy Statement. The Prospectus/Consent Statement/Proxy Statement shall have been cleared by the SEC and mailed to the Parent’s stockholders and Holders of SXCP Common Units (in accordance with Regulation 14A of the Exchange Act) at least twenty (20) Business Days prior to the Closing.

(b)    Approvals. The parties hereto shall have received all governmental consents and approvals, the absence of which would, individually or in the aggregate, have an SXCP Material Adverse Effect or a Parent Material Adverse Effect.

(c)    Written Consent. The Written Consent shall have been obtained in accordance with applicable Laws and filed with the minutes of proceedings of SXCP, and such Written Consent shall not have been amended, modified, withdrawn, terminated or revoked; provided, however, that this Section 6.1(c) shall not imply that the Written Consent is permitted by the SXCP Partnership Agreement or applicable Laws to be amended, modified, withdrawn, terminated or revoked following its execution by Holders of SXCP Common Units constituting a Unit Majority (as defined in the SXCP Partnership Agreement).

(d)    Registration Statement. The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Entity.

(e)    NYSE Listing. The Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE subject to official notice of issuance.

(f)    No Governmental Restraint. No order, decree or injunction of any Governmental Entity shall be in effect, and no Laws shall have been enacted or adopted, that enjoin, prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement, and no action, proceeding or investigation by any Governmental Entity with respect to the Merger or the other transactions contemplated by this Agreement shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger or such other transactions or to impose any material restrictions or requirements thereon or on the Parent Parties or the SXCP Parties with respect thereto.

(g)    Parent Stock Issuance Approval. The Parent Stock Issuance Approval shall have been obtained in accordance with applicable Laws and the Governing Documents of Parent.

SECTION 6.2    Conditions to the Parent Parties’ Obligations. The obligation of the Parent Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Parent Parties (in their sole discretion):

(a)    Representations and Warranties; Performance. (i) The representations and warranties of the SXCP Parties set forth in (x) Section 3.1(a) and Section 3.2 shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (y) Article III (other than Section 3.1(a), Section 3.2 and Section 3.4) shall be true and correct (without regard to any materiality, “SXCP Material Adverse Effect” and similar qualifiers therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in an SXCP Material Adverse Effect, (ii) the representation and warranty set forth in Section 3.4 shall be true and correct as of the Closing Date as if made on the date thereof, and (iii) each of the SXCP Parties shall have performed or complied with all agreements and covenants required to be performed by it hereunder prior to the Closing Date that have materiality, “SXCP Material Adverse Effect” or similar qualifiers, and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it hereunder prior to the Closing Date that are not so qualified.

(b)    SXCP General Partner Officer’s Certificate. Parent shall have received a certificate, dated as of the Closing Date, of an executive officer of SXCP General Partner certifying to the matters set forth in Section 6.2(a).

SECTION 6.3    Conditions to the SXCP Parties’ Obligations. The obligation of the SXCP Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the SXCP Conflicts Committee (in its sole discretion):

(a)    Representations and Warranties; Performance. (i) The representations and warranties of the Parent Parties set forth in (x) Section 4.1(a), Section 4.2 (other than the third sentence thereof), and Section 4.4(a) shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (y) the third sentence of Section 4.2 shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (unless there shall have been a Parent Adverse Recommendation Change pursuant to Section 5.3(e)) and (z) Article IV (other than Section 4.1(a), Section 4.2, Section 4.4(a) and Section 4.9) shall be true and correct (without regard to any materiality, “Parent Material Adverse Effect” and similar qualifiers therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Parent Material Adverse Effect, (ii) the representation and warranty set forth in Section 4.9 shall be true and correct as of the Closing Date as if made on the date thereof, and (iii) each of the Parent Parties shall have performed or complied with all agreements and covenants required to be performed by it hereunder prior to the Closing Date that have materiality, “Parent Material Adverse Effect” or similar qualifiers, and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it hereunder prior to the Closing Date that are not so qualified.

(b)    Parent Officer’s Certificate. SXCP General Partner shall have received a certificate, dated as of the Closing Date, of an executive officer of Parent certifying to the matters set forth in Section 6.3(a).

SECTION 6.4    Frustration of Conditions. None of parties to this Agreement may rely on the failure of any condition set forth in this Article IV to be satisfied if such failure was caused by such party’s failure to act in good faith or such party’s failure to observe in any material respect any of its obligations under this Agreement.

ARTICLE VII

TERMINATION

SECTION 7.1    Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of the parties hereto duly authorized by Parent Board, on behalf of Parent, and by the SXCP Conflicts Committee, on behalf of SXCP.

SECTION 7.2    Termination by SXCP or Parent. At any time prior to the Effective Time, this Agreement may be terminated by SXCP or Parent if:

(a)    Termination Date. The Effective Time shall not have occurred on or before September 30, 2019 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to Parent if the Parent Parties fail to perform or observe in any material respect or to SXCP if the SXCP Parties fail to perform or observe in any material respect any of their respective obligations under this Agreement in any manner that shall have been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(b)    Order of Governmental Entity. A Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action (including the enactment of any statute, rule, regulation, decree or executive order) shall have become final and non-appealable; provided, however, that the Person seeking to terminate this Agreement pursuant to this Section 7.2(b) shall have complied with Section 5.3 and Section 5.4; or

(c)    No Approval of Parent Stock Issuance. The Parent Stockholder Meeting shall have concluded and the Parent Stock Issuance Approval shall not have been obtained, it being understood by SXCP that the right to terminate this Agreement pursuant to this Section 7.2(c) shall be available to Parent even where the failure to obtain the Parent Stock Issuance Approval is proximately caused by a withdrawal, modification or qualification of the Parent Board Recommendation, whether or not permitted by this Agreement.

SECTION 7.3    Termination by SXCP. This Agreement may be terminated by SXCP at any time prior to the Effective Time:

(a)    Parent Adverse Recommendation Change. If a Parent Adverse Recommendation Change shall have occurred; or

(b)    Parent Breach. If any Parent Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Parent Parties set forth in this Agreement shall fail to be true), or if SC&C shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Support Agreement, in each case which breach or failure (a) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) (with or without the passage of time) and (b) is incapable of being cured, or is not cured, by the Parent Parties or SC&C, as applicable, prior to the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 7.3(b) shall not be available to SXCP if, at such time, the condition set forth in Section 6.2(a) cannot be satisfied (with or without the passage of time or if the cause of such failure is a result of any action or inaction by SXCP).

SECTION 7.4    Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time:

(a)    Parent Adverse Recommendation Change. If a Parent Adverse Recommendation Change shall have occurred; or

(b)    SXCP Breach. This Agreement may be terminated by Parent at any time prior to the Effective Time if the SXCP Parties shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the SXCP Parties set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) (with or without the passage of time) and (ii) is incapable of being cured, or is not cured, by the SXCP Parties prior to the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 7.4 shall not be available to Parent if, at such time, the condition set forth in Section 6.3(a) cannot be satisfied (with or without the passage of time or if the cause of such failure is a result of any action or inaction by Parent).

SECTION 7.5    Effect of Certain Terminations. In the event of termination of this Agreement pursuant to Article VII, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement, except for the provisions of Section 5.5, Section 5.6, Article VII and Article VIII, shall forthwith become null and void and there shall be no liability on the part of any party to this Agreement and all rights and obligations of the parties hereto under this Agreement shall terminate, except for the provisions of Section 5.5, Section 5.6, Article VII and Article VIII which shall survive such termination; except that (i) Parent may be required to bear its obligations, if any, for direct and indirect expenses and costs and the Termination Fee, as provided in Section 7.6, and (ii) nothing herein shall relieve any party hereto from any liability for (A) any failure to consummate the Merger and the other transactions contemplated hereby when required pursuant to this Agreement or (B) any fraudulent action by such party in connection with any of its representations, warranties, covenants or agreements set forth in this Agreement and all rights and remedies of any other party under this Agreement shall be preserved.

SECTION 7.6    Expense Reimbursement and Termination Fee.

(a)    SXCP Expenses and Termination Fee. In the event this Agreement is terminated (i) by SXCP pursuant to Section 7.3(b) (Parent breach), (ii) by SXCP or Parent pursuant to Section 7.2(c) (Parent Stock Issuance Approval), (iii) by SXCP pursuant to Section 7.3(a) (Parent Adverse Recommendation Change), or (iv) by Parent pursuant to Section 7.4(a) (Parent Adverse Recommendation Change), then Parent shall pay to SXCP, within two (2) Business Days after the termination date, (x) all the direct and indirect expenses and costs incurred by or on behalf of SXCP in connection with the negotiation, execution and delivery of this Agreement and the transactions contemplated hereby, and (y) the Termination Fee (except that no Termination Fee shall be payable in the case of clause (ii) above if there was no Parent Adverse Recommendation Change).

(b)    Acknowledgment. The parties acknowledge that the provisions of this Section 7.6 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, none of the parties would enter into this Agreement. Following a valid termination of this Agreement, no party hereto shall have an obligation to the other except as provided in this Section 7.6 or otherwise expressly provided herein.

SECTION 7.7    Survival. None of the representations, warranties, agreements, covenants or obligations in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1    Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party to another party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by facsimile or e-mail, as follows; provided, that copies to be delivered below shall not be required for effective notice and shall not constitute notice:

If to any of the SXCP Parties, addressed to:

SunCoke Energy Partners L.P.

1011 Warrenville Road

Suite 600

Lisle, IL 60532

Attention:  SXCP Conflicts Committee

Facsimile:  630.824.1119

E-mail:       ktgates@suncoke.com

with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

Attention:  John Goodgame / Lisa Hearn

Facsimile:  713.236.0822

E-mail:       jgoodgame@akingump.com / lhearn@akingump.com

If to any of the Parent Parties, addressed to:

SunCoke Energy, Inc.

1011 Warrenville Road

Suite 600

Lisle, IL 60532

Attention:  President and Chief Executive Officer

Facsimile:  630.824.1157

E-mail:       mgrippey@suncoke.com

with a copy to (which shall not constitute notice):

SunCoke Energy, Inc.

1011 Warrenville Road

Suite 600

Lisle, IL 60532

Attention:  General Counsel

Facsimile:  630.824.1119

E-mail:       ktgates@suncoke.com

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, NY 10112

Attention: Michael Swidler / Mike Rosenwasser

Facsimile: 212.259.2511

E-mail:      michael.swidler@bakerbotts.com /

                  michael.rosenwasser@bakerbotts.com

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by facsimile or e-mail shall be effective upon written confirmation of receipt by facsimile, e-mail or otherwise. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

SECTION 8.2    Governing Law; Jurisdiction; Waiver of Jury Trial. To the maximum extent permitted by applicable Laws, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of law. Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. Each of the parties hereto irrevocably and unconditionally confirms and agrees that it is and shall continue to be (a) subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (b) subject to service of process in the State of Delaware. Each party hereto hereby irrevocably and unconditionally (i) consents and submits to the exclusive personal jurisdiction and venue of the Delaware Court of Chancery (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over any matter, any federal or state court located in the State of Delaware) (the “Delaware Courts”) for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum, (iii) acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the transactions contemplated by this Agreement, and (iv) agrees to service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 8.1 or in any manner prescribed by the Laws of the State of Delaware. Nothing in this Section 8.2 shall affect the right of any party to serve legal process in any other manner permitted by Law.

SECTION 8.3    Entire Agreement; Amendments, Consents and Waivers. This Agreement and the Support Agreement and the exhibits and schedules hereto and thereto constitute the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between or among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. Except as expressly set forth in this Agreement (including the representations and warranties set forth in Article III and IV), (a) the parties acknowledge and agree that neither the SXCP Group Entities nor any other Person has made, and the Parent Group Entities are not relying upon, any covenant, representation or warranty, express or implied, as to the SXCP Group Entities or as to the accuracy or completeness of any information regarding any SXCP Group Entity furnished or made available to any Parent Group Entity, (b) the parties hereto acknowledge and agree that, except as set forth in this Agreement, neither the Parent Group Entities nor any other Person has made, and the SXCP Group Entities are not relying upon, any covenant, representation or warranty, express or implied, as to the Parent Group Entities or as to the accuracy or completeness of any information regarding any Parent Group Entity furnished or made available to any SXCP Group Entity, and (c) the SXCP Parties and the Parent Parties shall not have or be subject to any liability to any Parent Group Entity or any other Person or any SXCP Group Entity or any other Person, as applicable, or any other remedy in connection herewith, based upon the distribution to any Parent Group Entity or any SXCP Group Entity of, or any Parent Group Entity’s or any SXCP Group Entity’s use of or reliance on, any such information or any information, documents or material made available to the Parent Group Parties or SXCP Group Parties, as applicable, in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby. Subject to compliance with applicable Laws, prior to the Closing, any provision of this Agreement may be (a) consented to or waived in writing by the party benefited by the provision or (b) amended or modified at any time by an agreement in writing by the parties hereto; provided, however, that, in addition to any other approvals required by the SXCP Parties’ constituent documents or under this Agreement, the foregoing consents, waivers, amendments or modifications in clauses (a) and (b), and any decision or determination by SXCP to (x) terminate this Agreement pursuant to Section 7.2 or Section 7.3 or (y) enforce this Agreement, must be approved by the SXCP Conflicts Committee. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties hereto. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

SECTION 8.4    SXCP Board Consent. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of SXCP or SXCP General Partner is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the SXCP Board; provided, however, that the SXCP Board may not take or authorize any such action unless it has been approved in writing by the SXCP Conflicts Committee.

SECTION 8.5    Performance by SXCP General Partner. Parent shall cause SXCP General Partner to cause SXCP and its Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by SXCP, SXCP General Partner and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by SXCP, SXCP General Partner and their respective Subsidiaries of any of the provisions of this Agreement if such action or inaction was or was not taken, as applicable, at the direction of Parent or its representatives.

SECTION 8.6    Binding Effect; No Third-Party Beneficiaries; and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder including the right to rely upon the representations and warranties set forth in this Agreement, except (i) as provided in Section 5.9 and (ii) for the right of the Holders of SXCP Public Units to receive the Merger Consideration (as well as any Fractional Share Proceeds) after the Closing (a claim by the Holders of SXCP Public Units with respect to which may not be made unless and until the Closing shall have occurred). No party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise). Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.

SECTION 8.7    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Laws, or public policy, all other conditions or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any matter materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

SECTION 8.8    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

[The remainder of this page is blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers or agents hereunto duly authorized, all as of the date first written above.

SUNCOKE ENERGY, INC.

By:	/s/ Michael G. Rippey
Name: Michael G. Rippey
Title: President and Chief Executive Officer

SC ENERGY ACQUISITION LLC

By:	/s/ Fay West
Name: Fay West
Title: President

SUNCOKE ENERGY PARTNERS, L.P.

By:	SunCoke Energy Partners GP LLC, its general partner

By:	/s/ Fay West
Name: Fay West
Title: Senior Vice President and Chief Financial Officer

SUNCOKE ENERGY PARTNERS GP LLC

By:	/s/ Fay West
Name: Fay West
Title: Senior Vice President and Chief Financial Officer

Agreement and Plan of Merger

SCHEDULE A-1

Designated Personnel for the Parent Parties

Michael G. Rippey

Katherine Gates

Fay West

P. Michael Hardesty

A-1-1

SCHEDULE A-2

Designated Personnel for the SXCP Parties

Michael G. Rippey

Katherine Gates

Fay West

P. Michael Hardesty

A-2-1

SCHEDULE B

Parent Subsidiaries

Subsidiary Name	Ownership Percentage (if < 100%)	Jurisdiction of Organization
The Claymont Investment Company LLC		Delaware

SunCoke Technology and Development LLC		Delaware
• Sun Coke East Servicios de Coqueificação Ltda.	1.0%	Brazil

Sun Coke International, Inc.		Delaware
• Sun Coke East Servicios de Coqueificação Ltda.	99.0%	Brazil
• SXC Holding BV		Netherlands
• SunCoke India Private Limited	99.0%	India
• India Sub Holding BV		Netherlands
• SunCoke India Private Limited	1.0%	India

Sun Coal & Coke LLC		Delaware
• SunCoke Domestic Finance Corp.		Delaware
• SC Energy Acquisition LLC		Delaware
• Indiana Harbor Coke Corporation		Indiana
• Indiana Harbor Coke Company L.P.	84.2%	Delaware
• Indiana Harbor Coke Company		Delaware
• Indiana Harbor Coke Company L.P.	1.0%	Delaware
• Gateway Energy & Coke Company, LLC	2.0%	Delaware
• Gateway Cogeneration Company LLC		Delaware
• Haverhill Coke Company LLC	2.0%	Delaware
• Haverhill Cogeneration Company LLC		Delaware
• FF Farms Holdings LLC		Delaware
• Middletown Coke Company, LLC	2.0%	Delaware
• Middletown Cogeneration Company LLC		Delaware
• SunCoke Energy South Shore, LLC		Delaware
• Elk River Minerals Corporation		Delaware
• Jewell Coke Acquisition Company		Virginia
• Jewell Coke Company, L.P.	2.0%	Delaware
• SunCoke Energy Partners GP LLC		Delaware
• SunCoke Energy Partners, L.P.	2.0%	Delaware

B-1

SCHEDULE B

Parent Subsidiaries

(Continued)

Sun Coal & Coke LLC		Delaware
• SunCoke Energy Partners, L.P.	60.4%	Delaware
• SunCoke Energy Partners Finance Corp.		Delaware
• Haverhill Coke Company LLC	98%	Delaware
• Middletown Coke Company, LLC	98%	Delaware
• Gateway Energy & Coke Company, LLC	98%	Delaware
• SunCoke Logistics LLC		Delaware
• SunCoke Lake Terminal LLC		Delaware
• Kanawha River Terminals LLC		Delaware
* Marigold Dock, Inc.		Delaware
* Ceredo Liquid Terminal LLC		Delaware
• Raven Energy LLC		Delaware
• CMT Liquids Terminal, LLC		Delaware

Jewell Resources Corporation		Virginia
• Jewell Coke Company, L.P.	98%	Virginia
• Jewell Smokeless Coal Corporation		Virginia
• Jewell Coal & Coke Company, Inc.		Virginia
• Dismal River Terminal, LLC		Virginia
• Oakwood Red Ash Coal Corporation		Virginia

NOTE: First-tier subsidiaries of SunCoke Energy, Inc. [NYSE: SXC] appear in bolded type.

B-2

SCHEDULE C

Pension Plans/Multiemployer Plans

(i)	Benefit Plans subject to Title IV or Section 302 of ERISA or Section 412 of the Code:

•	Savings Plan for Subsidiaries of SunCoke Energy, Inc. (SunCoke 401(k) Plan).

(ii)	Benefit Plans that are a “multiemployer plan” within the meaning of Section 3(37) of ERISA:

•	Midwest Operating Engineers Pension Fund and Midwest Operating Engineers Enhancement Fund of the International Operating Engineers, Locals Nos. 150, 150A, 150B and 150C.

C-1